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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G


                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                   TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. 1)(1)

                            JOURNAL REGISTER COMPANY
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   481138 10 5
                                 (CUSIP Number)


                                NOVEMBER 10, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)


--------------------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 2 OF 11 PAGES
-----------------------------------            ---------------------------------


--------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Warburg, Pincus Investors, L.P.
       13-3549187
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)       |_|
                                                                (b)       |X|

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER
    NUMBER OF
                         12,086,349
      SHARES             -------------------------------------------------------
                    6.   SHARED VOTING POWER
   BENEFICIALLY
                         0
     OWNED BY            -------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER
       EACH
                         12,086,349
    REPORTING            -------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
  PERSON WITH
                         0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,086,349
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       26%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 3 OF 11 PAGES
-----------------------------------            ---------------------------------


-------------------------------------------------------------------------------

1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Warburg, Pincus & Co.
       13-6358475
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      |_|
                                                                 (b)      |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         0
      SHARES       ------------------------------------------------------------
                   6.    SHARED VOTING POWER
BENEFICIALLY
                         35,160,125
     OWNED BY       ------------------------------------------------------------
                   7.    SOLE DISPOSITIVE POWER
       EACH
                         0
    REPORTING      ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER
PERSON WITH
                          35,160,125
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,160,125
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       75.6%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 4 OF 11 PAGES
-----------------------------------            ---------------------------------


-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       E.M. Warburg, Pincus & Co., LLC
       13-3536050
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)    |_|
                                                                  (b)    |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         0
     SHARES        ------------------------------------------------------------
                   6.    SHARED VOTING POWER
  BENEFICIALLY
                         35,160,125
    OWNED BY       ------------------------------------------------------------
                   7.    SOLE DISPOSITIVE POWER
      EACH
                         0
   REPORTING       ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER
 PERSON WITH
                         35,160,125
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,160,125
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       75.6%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 5 OF 11 PAGES
-----------------------------------            ---------------------------------


-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Warburg, Pincus Capital Company, L.P.
       06-1183391
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)    |_|
                                                                  (b)    |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         23,073,776
     SHARES        ------------------------------------------------------------
                   6.    SHARED VOTING POWER
  BENEFICIALLY
                         0
    OWNED BY       ------------------------------------------------------------
                   7.    SOLE DISPOSITIVE POWER
      EACH
                         23,073,776
   REPORTING       ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER
  PERSON WITH
                         0
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       23,073,776
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.6%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 6 OF 11 PAGES
-----------------------------------            ---------------------------------


ITEM 1(A).  NAME OF ISSUER.

            Journal Register Company, a Delaware corporation (the "Issuer").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            State Street Square
            50 West State Street
            Trenton, New Jersey  08608-1298

ITEMS 2(A)
 AND 2(B).  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Investors"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMWP"); and (d) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"). WP, the sole general partner of Investors and WPCC, has a 20% interest in the profits of Investors and WPCC, as the general partner. Lionel I. Pincus is the managing partner of WP, the Chairman of the Board, Chief Executive Officer and managing member of EMWP and the managing partner of Pincus & Co., a New York limited partnership, whose primary activity is the ownership of interests in WP and EMWP. The members of EMWP are substantially the same as the partners of WP.

            The business address of each of Investors, WP, EMWP and WPCC is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(C).  CITIZENSHIP.

            Not Applicable.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of the Issuer's common stock, par value $0.01 per share (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

            481138 10 5

ITEM 3.     Not Applicable.

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-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 7 OF 11 PAGES
-----------------------------------            ---------------------------------


ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:

                  (i) Investors beneficially owns 12,086,349 shares of Common Stock.
                  (ii) Each of WP and EMWP beneficially own 35,160,125 shares of Common Stock.
                  (iii) WPCC beneficially owns 23,073,776 shares of Common
                        Stock.

            (b)  Percent of Class:

                  (i)    Investors  - 26%
                  (ii)   WP - 75.6%
                  (iii)  EMWP - 75.6%
                  (iv)   WPCC - 49.6%

            (c)   (i)   Sole power to vote or to direct the vote

                        Investors - 12,086,349
                        WP - 0
                        EMWP - 0
                        WPCC - 23,073,776

                  (ii)  Shared power to vote or to direct the vote

                        Investors - 0
                        WP - 35,160,125
                        EMWP - 35,160,125
                        WPCC - 0

                  (iii) Sole power to dispose or to direct the deposition of

                        Investors - 12,086,349
                        WP - 0
                        EMWP - 0
                        WPCC - 23,073,776

                  (iv)  Shared power to dispose or to direct the deposition of

                        Investors - 0
                        WP - 35,160,125
                        EMWP - 35,160,125
                        WPCC - 0

-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE 8 OF 11 PAGES
-----------------------------------            ---------------------------------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATIONS.

            Not Applicable.

-----------------------------------            ---------------------------------
CUSIP NO. 481138 10 5                  13G           PAGE  9 OF 11 PAGES
-----------------------------------            ---------------------------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2000              WARBURG, PINCUS INVESTORS, L.P.
                                       By: Warburg, Pincus & Co., General
                                           Partner


                                            /s/ Stephen Distler
                                       By:--------------------------------------
                                             Stephen Distler, Partner



Dated:  February 11, 2000              WARBURG, PINCUS & CO.


                                            /s/ Stephen Distler
                                       By:--------------------------------------
                                             Stephen Distler, Partner



Dated:  February 11, 2000              E.M. WARBURG, PINCUS & CO., LLC


                                             /s/ Stephen Distler
                                       By:--------------------------------------
                                             Stephen Distler, Member



Dated:  February 11, 2000              WARBURG, PINCUS CAPITAL
                                       COMPANY, L.P.


                                             /s/ Stephen Distler
                                       By:--------------------------------------
                                             Stephen Distler, Partner

                                    SCHEDULES

Schedule I   Joint  Filing  Agreement,  dated  February  11,  2000,  among  the signatories of this Schedule 13G.